                                                                   EXHIBIT 10.10

                               AGREEMENT OF LEASE
                                 by and between
                                 MOR FORBES LLLP
                                   (Landlord)
                                      and
                               VOCUS, INC.(Tenant)

                                                               Page
1.  Leased Premises ........................................     1

2.  Term ...................................................     2

3.  Security Deposit .......................................     4

4.  Use ....................................................     5

5.  Basic Annual Rent ......................................     6

    5.1. Definitions .......................................     6
    5.2. Rent Adjustment ...................................     8
    5.3. Tax Adjustment ....................................     9
    5.5. Utilities .........................................    10
    5.6. Payments ..........................................    10

6.  Requirements of Law ....................................    11

7.  Tenant's Improvements ..................................    11

8.  Condition of Premises ..................................    11

9.  Conduct on Premises ....................................    13

10. Insurance ..............................................    13

11. Mechanics' and Materialmen's Liens and Other Liens .....    13

12. Tenant's Failure to Perform ............................    13

13. Loss, Damage, Injury ...................................    13

14. Destruction -- Fire or Other Casualty ..................    14

15. Eminent Domain .........................................    14

16. Environmental Assurances ...............................    15

    (a) Covenants ..........................................    15
    (b) Indemnification by Tenant ..........................    15
    (b) Indemnification by Landlord ........................    15
    (c) Definitions ........................................    16

17. Assignment/Subletting ..................................    16

18. Defaults ...............................................    17

19. Acceptance of Leased Premises ..........................    20

20. Access to Premises and Change in Services ..............    20

21. Estoppel Certificates ..................................    20

22. Subordination ..........................................    20

23. Attornment .............................................    21

24. Notices ................................................    21

25. Landlord's Liability ...................................    21

26. Separability, Enforceability ............................    21

27. Captions ................................................    22

28. Recordation .............................................    22

29. Successors and Assigns ..................................    22

30. Holding Over ...........................................     22

31. Commissions ............................................     22

32. Waiver of Jury Trial ...................................     22

33. Miscellaneous ..........................................     23

34. Authority ..............................................     24

35. Riders .................................................     24

Rider No. 1 - Right of First Offer
Rider No. 2 - Renewal Option

EXHIBIT A - Site Plan and Leased Premises
EXHIBIT B - Plans and Specifications
EXHIBIT C - Lease Commencement Agreement
EXHIBIT D - Rules and Regulations
EXHIBIT E - HVAC Contract Specifications
EXHIBIT F - HVAC Certification

                                 MOR FORBES LLLP

                                 LEASE AGREEMENT

      THIS AGREEMENT OF LEASE is made this 21st day of December, 2000, by and between MOR FORBES LLLP, a limited liability limited partnership formed under the laws of the state of Maryland (hereinafter referred to as "Landlord"), and VOCUS, INC., a corporation duly formed under the laws of the State of Delaware (hereinafter referred to as "Tenant").

      WITNESSETH, that the parties hereby covenant, promise and agree as follows:

      1. Leased Premises.

            (a) Landlord is the developer of the building to be constructed at 4260 Forbes Boulevard, known as Building A (hereinafter referred to as the "Building"), in the Forbes 50 Business Center, Prince George's County, Maryland. The Building is located in a project which, upon completion, is expected to be comprised of two one-story research and development buildings (the "Project"). Landlord does hereby lease unto Tenant and Tenant does hereby rent from Landlord, that portion of the Building containing approximately 22,488 square feet (hereinafter referred to as the "Leased Premises") as more particularly shown on "Exhibit A" attached hereto, incorporated by reference herein and initialled by the parties, together with the non-exclusive right to use the designated parking areas, driveways and sidewalks. See Rider No.1 - Right of First Offer.

            (b) The Leased Premises will be finished (the "Tenant Improvements") by Landlord (through its general contractor, Manekin, LLC), in accordance with plans and specifications to be prepared by Tenant's space planner/architect (the "Architect") on or before January 16, 2001, and approved by Landlord and Tenant. The Architect shall additionally provide to Landlord from time to time during the design process schematic and design development drawings of the proposed Tenant Improvements. The selection of Tenant's Architect shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. GHK is hereby approved by Landlord as Tenant's Architect. At such time as the plans and specifications for the Tenant Improvements are finalized and approved by Landlord and Tenant, they shall be attached hereto as Exhibit B and made a part hereof (the "Plans and Specifications"). All fees and expenses payable to Tenant's Architect shall be paid by Tenant, but Tenant shall have the right, to apply Landlord's Contribution, defined below, toward payment of such expenses. Tenant agrees that Tenant shall bear full responsibility for the Plans and Specifications, and the Leased Premises, as improved in accordance with the Plans and Specifications, as being in compliance with all applicable requirements of law, including without limitation, the Americans With Disabilities Act, as amended. Tenant releases Landlord from any claim by Tenant arising out of failure of the Leased Premises to be in compliance with all applicable requirements of law, except to the extent that Landlord, or its general contractor, fails to finish the Leased Premises in accordance with the Plans and Specifications. Except to the extent that Tenant is responsible for assuring that the Leased Premises comply with all applicable laws, and except to the further extent that any legal requirements are attributable to Tenant's particular use of the Leased Premises, and are not applicable to the building generally, Landlord, at its expense, shall be responsible for assuring that the Building and the Project are constructed in accordance with all applicable laws, codes and ordinances, including the Americans With Disabilities Act, as such laws exist on the Commencement Date.

            (c) Landlord shall contribute up to Twenty Dollars ($20.00) multiplied by the Rentable Area of the Leased Premises, as hereinafter defined, toward the cost of the Tenant Improvements ("Landlord's Contribution"). In addition to Landlord's Contribution, at Tenant's option, Landlord shall contribute an additional allowance of up to Ten Dollars ($10.00) multiplied by the Rentable Area of the Leased Premises toward the cost of the Tenant Improvements ("Landlord's Additional Contribution"). To the extent Landlord's Additional Contribution is utilized by Tenant, the Basic Annual Rent described below shall be increased by an amount sufficient to amortize Landlord's Additional Contribution over the initial Lease Term, with interest at a rate of twelve percent (12%) per annum. All charges and expenses incurred for work and material respecting the finishing of the Leased Premises which are in excess of Landlord's Contribution and Landlord's Additional Contribution and approved by Tenant as set forth below, shall be deemed additional rent and shall be paid by Tenant upon receipt of an invoice from Landlord therefor. All charges and expenses incurred in connection with any change orders will be paid by Tenant at the time it executes such change order.

            (d) The cost of the work to be performed by Landlord shall include the general contractor's fee of 5% of all construction costs, excluding soft costs (the "Hard Costs"), plus an additional 5% of all Hard Costs for general conditions. After the Plans and Specifications are finalized, Landlord or its general contractor shall obtain, for each of the major trades, competitive bids from at least three reputable subcontractors acceptable to Landlord. Tenant shall have the right to select one subcontractor to bid on each of such subcontracts, subject to Landlord's prior approval. The selection of such subcontractors from the bidding process shall be made by mutual agreement of Landlord and Tenant.

            (e) After the major trades are bid and selected as aforesaid, Landlord shall prepare and deliver to Tenant a budget for the cost of constructing the Tenant Improvements (the "Budget"). To the extent that the Budget includes any costs in excess of the amount of Landlord's Contribution (which excess costs are hereinafter referred to as the "Tenant Costs"), Tenant shall have the right to approve same; provided, however, the cost of all subcontracts approved by Tenant and the fees payable to the general contractor pursuant to subparagraph (d) above, are hereby deemed approved by Tenant. In the event that the Budget includes Tenant Costs not otherwise approved or deemed approved by Tenant and Tenant fails to approve or disapprove same in writing within three (3) business days after receipt of the Budget from Landlord, then the Budget and such Tenant Costs shall be deemed approved by Tenant. In the event that Tenant disapproves same in writing within said three (3) business day period, then Tenant, Landlord and Tenant's Architect shall endeavor in a prompt and cooperative manner to reduce or eliminate the Tenant Costs to Tenant's reasonable satisfaction by revising the Plans and Specifications, reducing the scope of the work or otherwise. Any delays in the Commencement Date, as hereinafter defined, resulting from Tenant's failure to approve the original Budget shall be deemed a "Tenant Delay" for purposes of Section 2 below, it being understood and agreed, however, that both parties will endeavor in good faith to avoid unnecessary delays so as to enable construction to proceed timely.

      2. Term. This Lease shall be for a term of approximately ten (10) years (the Lease Term) commencing on the "Commencement Date", as hereinafter defined, and terminating at

11:59 p.m. on the last day of the tenth (10th) full lease year, unless otherwise terminated or extended in accordance with the provisions hereof. Each respective period of twelve (12) successive calendar months during the Lease Term or any renewals thereof commencing with the first full calendar month during the Lease Term shall be hereinafter referred to as the "lease year". If the Commencement Date does not occur on the first day of a month, the first lease year shall include the twelve (12) calendar months and the period from the Commencement Date until the first day of the following month. See Rider No. 2 - Renewal Option.

            The Commencement Date will be the latest to occur of the following:
(a) the date on which Landlord's construction of the Tenant Improvements in accordance with the Plans and Specifications is substantially complete and certified as such to Landlord and Tenant by Landlord's architect; and (b) the date on which Landlord obtains a temporary use and occupancy permit or other applicable governmental approval which permits Tenant's occupancy of the Leased Premises. Landlord estimates that the Commencement Date will occur on or about May 1, 2001 (the "Estimated Commencement Date), so long as this Lease is executed and delivered by Tenant on or before December 21, 2000, and the Plans and Specifications are finalized and approved by Landlord and Tenant on or before January 16, 2001 (collectively, "Tenant's Deadlines"). The Estimated Commencement Date of May 1, 2001 will be postponed by one day for each day Tenant is late in meeting either or both of Tenant's Deadlines, and for the period of any other Tenant Delay hereunder. The Estimated Commencement Date shall be further post-poned as reasonably required by Landlord if the Tenant Improvements, as shown on the Plans and Specifications, require laboratory space or any other specialty construction.

      Notwithstanding any language in this Lease to the contrary, in the event that the Commencement Date fails to occur by May 1, 2001, then, to the extent caused by Tenant's failure to meet either or both of Tenant's Deadlines, or as a result of any Tenant Delay, or any other delay attributable to Tenant, then Tenant's obligation to pay Basic Annual Rent shall nevertheless commence as of May 1, 2001 (or such later date the Commencement Date would have occurred if not for Tenant's delay), which date shall be deemed the Commencement Date for all purposes of this Lease. In the event that the Commencement Date fails to occur within thirty (30) days after the Estimated Commencement Date (as the same may be postponed in accordance with the terms of this Lease)[that date which, is thirty (30) days after the Estimated Commencement Date being referred to herein as the "Final Delivery Date"], then the Basic Annual Rent payable by Tenant hereunder shall be abated by one day for each day after the Final Delivery Date that the actual Commencement Date occurs.

            In the event that Landlord shall be unable, by reason of construction delays or otherwise, to deliver possession of the Leased Premises on the Estimated Commencement Date (as the same may be postponed in accordance with the terms of this Lease), then this Lease shall nevertheless continue in full force and effect, and Tenant shall have no right to rescind, cancel or terminate the same if possession is given within one hundred twenty (120) days thereafter. If Landlord fails to deliver the Leased Premises within one hundred twenty (120) days after the Estimated Commencement Date (as the same may be postponed in accordance with the terms of this Lease) then Tenant may terminate this Lease by giving written notice to Landlord of such termination within ten
(10) days after the expiration of such 120-day period (so long as Landlord does not deliver possession within such 10-day period), which remedy, if exercised by Tenant, shall be Tenant's sole and exclusive remedy for Landlord's failure to deliver possession hereunder. In the event of such termination, Landlord shall promptly return to Tenant all deposits and/or letters of credit previously delivered to Landlord hereunder, and the parties shall not have any further obligations under this Lease, other than the indemnification obligations set forth in Section 31 below which shall survive such termination. Whether or not Landlord shall deliver possession of the Leased Premises on the Estimated Commencement Date, or within such additional 120-day period, Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord's failure to deliver possession.

            After Landlord delivers possession of the Leased Premises, Landlord will remain responsible for the completion of those "punchlist" items, if any, to which Landlord and Tenant have agreed in writing within fifteen (15) days after the date Tenant occupies the Leased Premises. Landlord shall endeavor in good faith to cause its general contractor to complete all punchlist items within thirty (30) days following the preparation of a list of the agreed punchlist items.

            Landlord shall use its reasonable efforts to notify Tenant fifteen
(15) days prior to the date on which the Leased Premises will be ready for Tenant's occupancy, and Tenant shall have the right to enter the Leased Premises at that time for the installation of its telephones, cabling, wiring, furniture and equipment, provided that such work is done under the general supervision of Landlord and does not interfere with Landlord's work. Such entry shall be at Tenant's sole risk and expense. Commencing on the first day of such early access, Tenant agrees that all the terms and provisions of this Lease shall be in full force and effect except that Tenant shall have no obligation to pay rent during such early access period. Tenant agrees to indemnify and hold harmless landlord for any damage or personal injury which may occur as a result of Tenant's entry into the Leased Premises prior to the Commencement Date. Tenant shall deliver to Landlord evidence of the insurance required to be maintained by Tenant pursuant to Section 10 of this Lease prior to Tenant's entry into the Leased Premises.

            On the Commencement Date or such later date as Landlord may request, Tenant shall promptly enter into a supplementary written agreement (the "Lease Commencement Agreement") in substantially the form attached hereto as "Exhibit C," thereby specifying, among other things, the date as of which the Lease Term shall have begun and as of which the Lease Term shall end, the amount of Basic Annual Rent payable by Tenant hereunder, and the principal amount of the Letter of Credit, defined below.

      3. Security Deposit.

            (a) Cash. Tenant, contemporaneously with the execution of this Lease, shall deposit with Landlord the sum of Twenty-Two Thousand Three Hundred Dollars and Sixty Cents ($22,300.60) as a security deposit (the "Deposit"). Landlord's receipt of the Deposit shall be confirmed by Landlord in the Lease Commencement Agreement. To the extent the Deposit has not been applied or exhausted pursuant to the further terms hereof, ninety percent (90%) thereof shall be returned by Landlord to Tenant within thirty (30) days following the expiration of the Lease Term, and the balance within ninety (90) days after the end of the Operating Year in which the Lease expiration date occurs. Landlord shall have the right to apply the Deposit to cure any breach by Tenant beyond the applicable cure period, if any, of any of Tenant's obligations or duties pursuant to this Lease, and upon any such application of the Deposit by Landlord, Tenant shall immediately restore the same to the dollar amount set forth in this Section. Landlord shall be entitled to the full use of the Deposit, shall not be required to escrow or otherwise segregate the Deposit, and no interest shall accrue thereon or be paid or payable by Landlord with respect to the Deposit.

            (b) Letter of Credit. In addition to the Deposit, Tenant shall deposit with Landlord a clean, non-contingent irrevocable Letter of Credit (the "Letter of Credit"), in form and substance and issued by a financial institution reasonably acceptable to Landlord, in an amount equal to the cost of all Tenant Improvements to be performed by Landlord hereunder, the total cost of which is expected to exceed $18.00 multiplied by the Rentable Area of the Leased Premises (the "Excess Costs"). The Letter of Credit shall be freely assignable to any lender of Landlord, and to any successor or assign of Landlord's interest under the Lease. The Letter of Credit shall be deposited with Landlord within five (5) calendar days after the date the Budget is delivered to Tenant or, if the Budget requires Tenant's approval, within five (5) calendar days after the date the Budget is approved (or deemed approved) by Tenant. If from time to time, during the course of construction or upon completion thereof, the Excess Costs are reasonably expected to or actually exceed the original amount of the Letter of Credit, then within five (5) days of Landlord's request, the principal amount of the Letter of Credit shall be increased by Tenant accordingly. Landlord's receipt of the Letter of Credit shall be confirmed in the Lease Commencement Agreement. To the extent the same has not been applied or exhausted pursuant to the further terms hereof, the Letter of Credit shall be returned by Landlord to Tenant following the expiration of the Lease Term. In addition to any and all other remedies available to Landlord under this Lease, Landlord shall have the right to draw upon the Letter of Credit to cure any breach by Tenant of any of Tenant's obligations or duties pursuant to the Lease, if such breach is not cured beyond the applicable cure period, if any. Any demand by Landlord for a draw upon the Letter of Credit shall be accompanied by a statement to the issuer thereof purportedly signed by an authorized representative of Landlord certifying that Tenant is in breach of its obligations under the Lease beyond the expiration of applicable grace and cure periods, if any, and that Landlord is entitled to draw upon the Letter of Credit in accordance with the terms of the Lease. Upon any such draw, Tenant shall immediately restore the same to its original amount. No interest shall accrue thereon or be paid or payable with respect to the Letter of Credit.

            (c) Waiver of Letter of Credit. So long as Tenant is not then in default of this Lease and has not been in default beyond the applicable grace and cure periods, if any, more than once during any lease year of the term hereof, Tenant's obligation to maintain the Letter of Credit shall be waived and the Letter of Credit shall be returned to Tenant if Tenant has achieved either of the following: (a) a credit rating of BBB or better as reported by a national, reputable credit reporting agency acceptable to Landlord, and such rating has continued for no less than three (3) consecutive quarters during the term of this Lease, or (b) profitability in four (4) consecutive quarters during the term of this Lease, as evidenced by Tenant's unaudited financial statements, certified to be true and correct by Tenant's chief financial officer.

      4. Use. Landlord and Tenant expressly agree that the Leased Premises shall be used or occupied by Tenant for general office and administrative purposes, and for no other purposes whatsoever.

      5. Basic Annual Rent. Subject to adjustment pursuant to Section l(c) above, Tenant shall pay to Landlord during the Lease Term "Basic Annual Rent" in an amount equal to the per square foot amount set forth below, multiplied by the Rentable Area of the Leased Premises:

LEASE   BASIC ANNUAL      MONTHLY
 YEAR       RENT        INSTALLMENT   PER SQUARE FOOT
-----   -------------   -----------   ---------------
  1     $  267,607.20   $ 22,300.60       $11.90
  2     $  274,353.60   $ 22,862.80       $12.20
  3     $  281,324.88   $ 23,443.74       $12.51
  4     $  288,296.16   $ 24,024.68       $12.82
  5     $  295,492.32   $ 24,624.36       $13.14
  6     $  302,913.36   $ 25,242.78       $13.47
  7     $  310,559.28   $ 25,879.94       $13.81
  8     $  318,430.08   $ 26,535.84       $14.16
  9     $  326,300.88   $ 27,191.74       $14.51
 10     $  334,396.56   $ 27,866.38       $14.87

Basic Annual Rent shall be payable in equal monthly installments as set forth above, without any deductions or set-offs, and without demand, in advance on the first day of each and every month for which payment is due, and the first such monthly installment shall be due and payable simultaneously with Tenant's execution of this Lease. If the Lease Term shall commence on a day other than the first day of a month, then the Basic Annual Rent for the fractional part of a month at the beginning of the term shall be pro-rated accordingly.

            5.1. Definitions. For purposes of this Lease, the following meanings or definitions shall apply:

                  (a) "Rentable Area of the Building" shall, for all purposes of this Lease, be deemed to be 54,692 square feet. The "Rentable Area of the Project" shall be deemed to be 54,692 square feet until such time as "Building B", to be located at 4230 Forbes Blvd., is substantially completed. Upon substantial completion of Building B, the Rentable Area of the Project will thereafter comprise both buildings on the Real Property with which Tenant shares certain expenses, which shall be deemed to be 110,449 square feet. Landlord's architect will certify to Landlord and Tenant that, if built in accordance with the drawings of the Project previously provided to Tenant, the rentable area of the finished Project will be 110,449 square feet.

                  (b) "Rentable Area of the Leased Premises" is hereby deemed to be 22,488 square feet, which amount shall be certified to Landlord and Tenant by Landlord's architect after the Plans and Specifications are finalized. The Rentable Area of the Leased Premises has been determined in accordance with the "industrial" standard (i.e., measured to the outside face of exterior walls and the middle of interior demising walls). Tenant's pro rata portion of those expenses applicable to the Project ("Tenant's Portion") shall be a fraction, the numerator of which shall be the Rentable Area of the Leased Premises, and the denominator of which shall be the Rentable Area of the Project, as it exists from time to time. As of the Commencement Date, Tenant's Portion shall be forty-one and twelve hundredths percent (41.12%). Notwithstanding the foregoing figures and expectations, Landlord reserves the right to change the total number and square footage of the buildings comprising the Project prior to completion of construction thereof, in which event the number and percentages set forth herein will be revised by Landlord accordingly.

                  (c) The term "Common Area Expenses" shall mean all reasonable and customary expenses paid or incurred by

Landlord in connection with Landlord's management of the Real Property and the management, maintenance, operation and repair of the common areas of the Real Property, including, but not limited to, (i) keeping the driveways, parking areas, sidewalks and steps free and clear of ice, snow and debris; (ii) maintaining all grass and landscaping on the Real Property; (iii) maintaining the common areas of the buildings of the Real Property (including the Building), including the utility rooms and security systems, if any, and repair of normal wear and tear of the roof and caulking; (iv) trash removal from dumpsters on the Real Property, if any and pick-up for paper recycling; (v) monitoring, repairing and payment of all common utilities, including water, sewerage, unmetered or metered sprinkler and exterior electrical utilities on the Real Property; (vi) management fees not to exceed those customarily charged for buildings comparable to the Building in the general vicinity of the Project; and (vii) the cost of maintaining Insurance, as defined below. "Common Area Expenses" does not include
(1) the costs of work Landlord performs for, and/or at the expense of, any particular tenant (including Tenant), which costs will be billed directly to Tenant or such other tenant, as the case may be, (2) any expenses incurred in connection with capital improvements, other than as expressly permitted herein,
(3) costs of repairs and replacements occasioned by casualty or condemnation and payable by insurance proceeds, (4) any cost that is reimbursed to Landlord by insurance carriers, or is separately charged to and payable by tenants, (5) all ownership costs not allocable to actual management, repair, maintenance or operation of the Building, including, without limitation, leasing commissions, advertising and other direct expenses or procuring tenants, including lease concessions, (6) depreciation of the Building and other depreciable property within the Real Property, (7) interest on and amortization of any debt or any costs of financing, refinancing, constructing or purchasing the Leased Premises,
(8) interest and penalties for late payment of Taxes provided Tenant has deposited with Landlord the amount necessary to pay such Taxes in accordance with this Lease and any fines or penalties incurred by Landlord due to violation by Landlord of any rule of a governmental authority other than those arising from tenant's use or occupancy, (9) wages, salaries and benefits of employees over the rank of property manager except to the extent those employees are directly involved in the day to day management and operation of the Building,
(10) costs of correcting initial construction defects for work performed by Landlord or any affiliate of Landlord, (11) costs of repairs caused by Landlord's gross negligence, (12) any rent under any ground or underlying lease,
(13) costs incurred due to Landlord's negligence or willful misconduct or due to violation by Landlord of the terms or conditions of this Lease on its part to be performed, and (14) general overhead of Landlord except as set forth in (9) above. Notwithstanding the foregoing, Landlord will be allowed reasonably to allocate the costs of trash removal based on actual use of such service.

                  (d) "Taxes" shall mean any present or future federal, state, municipal, local and/or any other taxes, assessments, levies, benefit charges, and/or other governmental and/or private impositions (including business park charges and dues), levied, assessed and/or agreed to be imposed upon the Real Property of which the Leased Premises are a part or any part or parts of said Real Property, or upon the rent due and payable hereunder, whether or not now customary or within the contemplation of the parties hereto and regardless of whether the same shall be extraordinary or ordinary, general or special, foreseen or unforeseen, or similar or dissimilar to any of the foregoing but shall not include any inheritance, estate, succession, income, profits or franchise tax, provided, however, if at any time during the Lease Term or any extension thereof the method of taxation prevailing at the commencement of the Term shall be altered or eliminated so as to cause the whole or any part of the items defined as Taxes above to be replaced by a levy, assessment or imposition, wholly or partly as a capital levy, or otherwise, on the rents or income (provided the tax on such income is not a tax levied on taxable income generally) received from the buildings, wholly or partly in place of an imposition on or as a substitute for, or an increase of, taxes in the nature of real estate taxes issued against the Real Property, then the charge to Landlord resulting from such altered or replacement method of taxation shall be deemed to be within the definition of "Taxes". All reasonable expenses incurred by Landlord (including attorneys' fees and costs) in contesting any increase in Taxes or any increase in the assessment of the Real Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder. Notwithstanding the foregoing, until Building B is constructed by Landlord, Parcel L shall be excluded from the Real Property for purposes of determining Taxes hereunder.

                  (e) "Real Property" shall mean the Lots, the two buildings on the Lots, and all fixtures, equipment and other improvements in or upon said Lots, and shall include the sidewalks, areaways, parking areas, loading areas, gardens and lawns.

                  (f) "Insurance" shall mean all insurance of whatsoever nature kept or caused to be kept by Landlord out of or in connection with its ownership of the Real Property, the buildings, equipment, fixtures and other improvements installed and/or owned by Landlord and used in connection with the buildings and/or the Real Property and/or all alterations, rebuildings, replacements and additions thereto, including, but not limited to, insurance insuring the same against loss or damage by, or abatement of rental income resulting from fire, and other such hazards, casualties and contingencies (including, but not limited to, war risk insurance, if available), liability and indemnity insurance.

                  (g) "Lots" shall mean Parcels J, K, and L in Block A of the Hanson-Palmer Business Park, Prince George's County, Maryland, upon which Buildings A and B are or will be situated. Building A will be located on Parcel J and a portion of Parcel K, and Building B will be located on Parcel L and a portion of Parcel K.

                  (h) The term "Operating Year" shall mean: (i) when used in context with Common Area Expenses, such applicable fiscal year as Landlord may adopt from time to time during the Lease Term provided same is consistent with the fiscal year Landlord uses for all other tenants in the Project and is not changed more than one (1) time in any calendar year, and (ii) when used in context with Taxes, each respective tax year (i.e., the fiscal year beginning July 1) during the Lease Term, or such other fiscal year as the applicable authorities may select.

            5.2. Rent Adjustment. Tenant agrees to pay to Landlord monthly, as additional rent, with and at the same time as the payments of Basic Annual Rent, the following amounts:

                  (a) One-twelfth of Tenant's estimated Portion of Common Area Expenses, which estimated Portion shall be calculated on the basis of One Dollar and Seventy Cents ($1.70) per square foot, resulting in a monthly installment of Three Thousand One Hundred Eighty-Five Dollars and Eighty Cents ($3,185.80); and

                  (b) One-twelfth of Tenant's estimated Portion of Taxes, which estimated Portion shall be calculated on the basis of Eighty Cents ($.80) per square foot, resulting in a monthly installment of One Thousand Four Hundred Ninety-Nine Dollars and Twenty Cents ($1,499.20).

            At any time during a lease year, but not more than one (1) time in such year, Landlord may revise its estimate of Tenant's Portion of Common Area Expenses and Taxes (collectively, the "Expenses") as set forth above and adjust Tenant's monthly installments to reflect the revised estimates. Landlord will give Tenant prior written notice of the revised estimates and the amount by which Tenant's monthly installments will be adjusted, and Tenant will pay the adjusted installments with each payment of the rent, beginning with the first payment of the Basic Annual Rent to come due after Tenant's receipt of such notice.

            Landlord will deliver to Tenant, within one hundred twenty (120) days (or such longer time as is reasonable under the circumstances) after the end of each applicable Operating Year for the Expenses, a statement for such Operating year (the "Statement"), showing Tenant's Portion of such Expenses. Tenant will pay Landlord within thirty (30) days of the receipt of the Statement, such amounts as may be necessary to adjust Tenant's estimated payments for such preceding Operating Year so that such payments will equal Tenant's Portion of the actual Expenses for such Operating Year. If the actual amount of Tenant's Portion of such Expenses is less than the amounts paid by Tenant as installments of its applicable portion of such Expenses, then Landlord will credit Tenant's account by the amount of the excess or, if at the end of the Lease Term, promptly refund to Tenant the amount of the excess. Unless Tenant gives Landlord written notice of its exception to any Statement for such preceding Operating Year within thirty (30) days after delivery thereof, the same shall be conclusive and binding on Tenant; provided, however, that in the event that Tenant shall give Landlord written notice of its exception to such Statement within such thirty (30) day period, Tenant shall nevertheless be obligated to pay the additional rent.

            At Tenant's sole cost and expense and without unreasonable interference with Landlord's business operations or waiving Tenant's obligation to pay the amount shown on such Statement, Tenant shall have the right, upon at least ten (10) business days' prior written notice given to Landlord within sixty (60) days after its receipt of a Statement, to examine the books, records and other papers of Landlord used to compute the Expenses reflected on such Statement (the "Audit"). Any overpayment by Tenant reflected by the Audit shall be promptly corrected. Any such examination shall be conducted only during Landlord's regular business hours, and all information examined shall be kept by Tenant in the strictest confidence.

            Failure of Landlord to provide any Statement within the time prescribed will not relieve Tenant of its obligations under this Section 5.2.

            5.3. Tax Adjustment. Tenant acknowledges that Landlord must pay the Taxes for an entire tax year (i.e., July 1 - June 30) in advance. Therefore, within thirty (30) days after the Commencement Date, Tenant shall pay to Landlord a sum equal to Tenant's Portion of the pre-paid Taxes paid by Landlord for the tax year in which the Commencement Date occurs (the "Commencement Tax Year"), pro-rated from the Commencement Date to the end of the Commencement Tax Year. During the tax year immediately following the Commencement Tax Year (the "Second Tax Year"), Tenant shall reimburse Landlord, upon receipt of an invoice therefor, for Tenant's Portion of any pre-paid Taxes paid by Landlord with respect to the Second Tax Year, after subtracting therefrom the amount of any estimated payments made by Tenant pursuant to Section 5.2(b) above with respect to such Second fax Year. Thereafter, Tenant's estimated monthly amount of Tenant's Portion of Taxes as set forth in Section 5.2(b) above shall be adjusted to reflect its Portion of such actual Taxes, which monthly amounts shall be applied to the tax years immediately following the Second Tax Year and succeeding tax years, subject to further adjustment. Following termination of the Lease Term by passage of time or for any reason other than Tenant's default of this Lease (the "Termination Date"), Tenant shall be reimbursed by Landlord to the extent of any Portion of Taxes which it has pre-paid as of such Termination Date for the period beyond such Termination Date.

            5.4. Summary of Payments. The following is a list of the various payments and installments of Basic Annual Rent and additional rent pursuant to this Section 5 as of the Commencement Date. Some of these amounts will change during the Lease Term.

                          Monthly
                       Installments   P.S.F.
                       ------------   ------
Basic Annual Rent       $22,300.60    $11.90
(1st lease year)

Common Area Expenses    $ 3,185.80    $ 1.70
(estimate)

Taxes (estimate)        $ 1,499.20    $  .80
                        ----------    ------

     TOTAL              $26,985.60    $14.40
                        ==========    ======

            5.5. Utilities.

                  (a) Notwithstanding that certain utilities are commonly metered on the Real Property and the costs of such utilities are included within the Common Area Expenses set forth above, if Tenant's use of water or any other commonly metered utility is disproportionate to that of other tenants in the Building or Project, Landlord or Tenant shall have the right, at Tenant's sole cost and expense, to have a meter installed upon the Leased Premises and thereafter to pay to Landlord or the applicable utility provider all charges respecting the Leased Premises based upon readings of said meter. In such event, those costs which are separately metered shall be excluded from Tenant's Portion of Common Area Expenses.

                  (b) Except to the extent included in Common Area Expenses, Tenant shall pay on a timely basis to the appropriate utility or other supplier, all charges for gas, steam, electricity, light, heat, power, telephone and all other utility and communication services, used, rendered and/or supplied upon or in connection with the Leased Premises.

            5.6. Payments. All payments or installments of any rent hereunder, other than Basic Annual Rent, and all sums whatsoever due under this Lease (including attorneys' fees) shall he deemed additional rent and shall be paid to Landlord at the address designated for notice to Landlord herein, or as otherwise designated by Landlord, If any rent or additional rent is not paid within five days of when due, Tenant shall pay a late charge equal to five percent (5%) of the arrearage. In addition, the arrearage shall bear interest calculated at the rate of eighteen percent (18%) per annum for each day such sum is in arrears in consideration of Landlord's additional expense caused by such failure to pay. Such late charges shall be payable simultaneously with the arrearage payment, without demand. Time is of the essence with respect to Tenant's monetary obligations in this Lease. Unless otherwise stated, any such additional rent shall be due within thirty (30) days after the Landlord has submitted a written statement to Tenant showing the amount due, and Tenant's obligation to pay any such additional rent which applies to the period prior to the termination of the Lease shall survive the termination of this Lease.

      6. Requirements of Law. Tenant shall, at the sole cost and expense of Tenant, observe and comply with all laws, requirements, rules, orders, ordinances and regulations applicable to the Leased Premises, the Real Property or the Building. Tenant shall comply with Landlord's rules and regulations for the Project, a copy of which is attached hereto as Exhibit D, as the same may be amended, modified or supplemented from time to time by Landlord, provided same are generally enforced uniformly and non-discriminatorily and do not increase Tenant's monetary obligations under the Lease.

      7. Tenant's Improvements. Tenant shall not make any alterations, decorations, installations, additions and/or improvements to the Leased Premises, including, but not limited to, the installation of any fixtures, amenities, equipment, appliances or other apparatus (collectively, the "Work"), without Landlord's prior written consent which shall not be unreasonably withheld, conditioned or delayed, and then only by contractors or mechanics approved by Landlord. Notwithstanding the foregoing, Tenant shall have the right, without Landlord's consent, to make non-structural repairs to the Leased Premises which do not affect the roof, mechanical, electrical or plumbing systems of the Building, and which do not, in any lease year, cost more than Ten Thousand Dollars ($10,000) in the aggregate. All such Work shall be done at Tenant's sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. All such Work shall be done under the general supervision of Landlord to assure standard quality improvements on the Real Property for which Landlord shall be paid a reasonable supervisory fee, not to exceed seven percent (7%) of the cost of the Work. All such Work done by either of the parties hereto upon the Leased Premises, except movable furniture, equipment and trade fixtures put in at the expense of Tenant, shall be the property of Landlord and shall remain upon and be surrendered with the Leased Premises at the termination of this Lease without molestation or injury; provided, however, that Landlord may elect to require Tenant to remove all or any part of said work at the expiration of this Lease, in which event such removal shall be done at Tenant's sole cost and expense. At Tenant's request, Landlord will inform Tenant at the time it grants its consent to any proposed Work, of whether the Work must be removed by Tenant at the expiration of the Lease Term. Tenant shall, at its sole cost and expense, repair any damage to the Leased Premises and/or the Building caused by such removal or by the removal of its personalty.

      8. Condition of Premises. (a) Landlord hereby agrees to and will assign to Tenant at the termination of Landlord's Warranty Period (as defined below), to the extent they are assignable, any and all written warranties and guarantees from Landlord's contractors, subcontractors and suppliers of any materials and labor to the Leased Premises for that portion, if any, of the Lease Term that such warranties and guarantees are in effect. With regard to any new construction performed by Landlord for the benefit of Tenant pursuant to Section 1(b) of this Lease, Landlord hereby warrants ("Landlord's Warranty") to Tenant that Landlord will be responsible for a period ("Landlord's Warranty Period") of one (1) year from the Commencement Date to repair or to have repaired all defects in such construction, to the extent such defects are not caused by the negligence of Tenant or any of its agents, servants, employees or contractors (in which event such defects will be repaired at Tenant's sole cost). To the extent that Landlord is obligated to make repairs pursuant to

Landlord's Warranty, Tenant will be relieved during Landlord's Warranty Period of the obligations imposed upon it pursuant to this Lease to make or pay for such repairs to the Leased Premises. Tenant agrees to and will give Landlord prompt notice of the need for any such repairs.

            (b) Subject to Landlord's Warranty, Tenant shall at all times during the Lease Term take good care of and keep the Leased Premises and the improvements, fixtures, equipment and appurtenances therein and thereto (including, but not limited to, interior and exterior windows, interior and exterior doors, including locks and hardware, pipes, plumbing, water and sewer connections within or exclusively serving the Leased Premises, and light fixtures) in good order and condition and, at Tenant's sole cost and expense, shall make all necessary repairs thereto, which repairs shall be in quality and class at least equal to the original work. Tenant shall not commit or suffer any waste of the Leased Premises and will assume responsibility for all maintenance and repair, regardless of the nature, pertaining to the heating and/or air conditioning equipment. Tenant will secure and maintain during the Lease Term, a full service contract on such mechanical equipment with a company reasonably acceptable to Landlord and providing at least the services outlined on the attached Exhibit E. Tenant must deliver a copy of such service contract to Landlord upon the commencement of the term of this Lease and whenever a change of company or a change in such contract occurs. At the expiration of the Lease Term, Tenant must also deliver to Landlord a certification from the company regularly maintaining the mechanical systems in the Leased Premises, which certification must be based on an inspection conducted within thirty (30) days of the termination date of the Lease and which must state that all such systems are in good operating order and be in substantially the form attached as Exhibit
F. Landlord or Landlord's representatives may enter the Leased Premises at any reasonable time upon at least twenty-four (24) hours' prior notice which may be verbal to verify Tenant's compliance with this Lease. In the event Tenant fails to maintain the mechanical equipment as provided in this Section 8, Tenant will be liable to Landlord for any costs incurred by Landlord in maintaining or repairing such mechanical equipment.

            (c) Landlord shall maintain in good order, condition and repair, the exterior walls (excluding windows), downspouts, foundation and the roof, along with the common areas of the Project, the cost of which shall be included in the Common Area Expenses, so long as such maintenance is not required as a result of any acts of Tenant, or Tenant's agents, employees or visitors, in which event the same shall be repaired by Landlord at the sole cost and expense of Tenant (to the extent not covered by insurance).

            (d) At the expiration of the Lease Term, or at the sooner termination of this Lease as herein provided, Tenant shall deliver up the Leased Premises in the same good order and condition, reasonable wear and tear and damage from casualty or condemnation excepted, as at the beginning of the tenancy, broom clean and (subject to the provisions of the preceding Section hereof) Tenant shall remove all of its property and/or property maintained and/or stored for or on the account of others therefrom prior to such termination. Any items of Tenant's personalty remaining in the Leased Premises after the termination of the Lease shall be deemed abandoned by Tenant and become the sole property of Landlord. Notwithstanding the foregoing, any costs incurred by Landlord in storing and/or disposing of such abandoned property shall remain the sole obligation of Tenant, which obligation shall survive the termination of this Lease.

      9. Conduct on Premises. Tenant shall not do, or permit anything to be done in the Leased Premises, or bring or keep anything therein which will, in any way invalidate or conflict with the fire insurance policies on the Real Property; obstruct or interfere with the rights of Landlord or other tenants; or interfere with the good order of the Building. Tenant agrees that any increase in fire or other insurance premiums on the Real Property and/or the contents thereof to the extent caused by the use or occupancy of Tenant shall, as they occur or accrue, be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

      10. Insurance. At all times during the Lease Term, Tenant, at its sole cost and expense shall provide and keep in full force and effect a policy of public liability insurance, naming Landlord and Manekin, LLC as additional insureds, as their interests may appear, with respect to the Leased Premises and the business of Tenant in, on, within, from or connected with the Leased Premises, pursuant to which the limits of liability shall be at least $1,000,000.00 in respect to any one occurrence, and at least $2,000,000.00 in respect to the aggregate limit of liability. Said insurance policy shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days prior written notice. Said insurance policy shall be carried with an insurance company approved by Landlord, and a certificate of insurance shall be delivered to Landlord at the inception of each policy and renewal thereof.

      11. Mechanics' and Materialmen's Liens and Other Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby the Leased Premises (or Tenant's interest therein), or any part thereof, may be encumbered by any mechanics' or materialmen's lien and/or any other lien or encumbrance. Tenant shall discharge or bond off, within ten (10) business days after notice of filing, any mechanics' or materialmen's liens filed against the Leased Premises (or Tenant's interest therein), or any part thereof, purporting to be for work or material furnished or to be furnished to Tenant.

      12. Tenant's Failure to Perform. In the event that Tenant shall fail, after fifteen (15) days written notice from Landlord, to keep the Leased Premises in the state of condition and repair required by this Lease; to do any act; make any payment; and/or perform any term or covenant on Tenant's part required under this Lease, Landlord may (at its option, but without being required to do so) immediately, or at any time thereafter and without notice, perform the same for the account of Tenant (including, but not limited to, entering upon the Leased Premises at any time to make repairs). Any costs incurred by Landlord in so performing Tenant's obligations, together with a reasonable rate of interest on such sums shall be deemed additional rent and shall be due within fifteen (15) days of receipt of a statement therefor from Landlord. All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

      13. Loss, Damage, Injury. Landlord and Tenant agree that each will indemnify and hold harmless the other for all losses, damages, liabilities, costs, payments, expenses and fines incurred by Landlord or Tenant, or Landlord's manager and agents (as applicable, the "Indemnitee") as a result of any claim or action (whether or not such claim or action proceeds to final judgment) brought or threatened for any of the following acts or omissions of the other party (the "Indemnitor"), and/or of the

Indemnitor's servants, employees, agents, licensees or invitees: (1) any breach, violation and/or nonperformance of any covenant or provision of this Lease applicable to the Indemnitor and/or (2) negligence or any willful misconduct of the Indemnitor. This indemnification will remain in effect after the termination or expiration of this Lease.

      14. Destruction -- Fire or Other Casualty. (a) In the event of partial or total damage or destruction to the Leased Premises by fire, other casualty, or any other cause whatsoever (except condemnation), Tenant shall give immediate notice thereof to Landlord and: (a) this Lease shall continue in full force and effect, and (b) Landlord, to the extent that insurance proceeds respecting such damage or destruction are subject to being utilized for and, in fact, may be utilized by Landlord therefor, shall thereupon cause such damage or destruction to property owned by Landlord to be repaired with reasonable speed at the expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of "labor troubles" or any other cause beyond Landlord's control. To the extent that the Leased Premises are rendered untenable, the rent shall proportionately abate. In the event the damage or destruction shall be so extensive to the Building as to render it uneconomical, in Landlord's opinion, to restore the Leased Premises for the use of Tenant as specified herein or Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time upon the third day after such notice is mailed. Tenant shall thereupon vacate the Leased Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any of the obligations or duties imposed on Tenant hereunder prior to such termination.

            (b) Notwithstanding the provisions of Section 14, within sixty (60) days after the date of material destruction of the Leased Premises, Landlord shall obtain from Landlord's architect or contractor an estimate of the time which will be required to repair the Leased Premises. Landlord shall promptly communicate said estimate to Tenant. In the event that said estimate of time exceeds one hundred eighty (180) days from the date of such destruction, then Tenant shall have the right, within ten (10) days after receipt of said estimate, to terminate this Lease without any further liability or obligation on the part of the parties hereto for obligations thereafter accruing, provided that Tenant shall give written notice to Landlord within said ten (10) days and shall not be in breach or default of any covenant or condition by which Tenant is obligated under this Lease.

      15. Eminent Domain. If the entire Leased Premises shall be substantially taken (either temporarily or permanently) for public purposes, or in the event Landlord shall convey or lease the Real Property to any public authority in settlement of a threat of condemnation or taking, the rent shall be adjusted to the date of such taking or leasing or conveyance, and this Lease shall thereupon terminate. If only a portion of the Leased Premises shall be so taken, leased or condemned, and as a result of such partial taking, in Tenant's reasonable judgment, Tenant is reasonably able to use the remainder of the Leased Premises for the purposes intended hereunder, then this Lease shall not terminate but, effective as of the date of such taking, leasing or condemnation, the rent hereunder shall be abated in an amount thereof proportionate to the area of the Leased Premises so taken, leased or condemned. If, following such partial taking

Tenant shall not be reasonably able to use the remainder of the Leased Premises for the purposes intended hereunder, then this Lease shall terminate as if the entire leased Premises had been taken, leased or condemned. In the event of a taking, leasing or condemnation as described in this Section, whether or not there is a termination hereunder, Tenant shall have no claim against Landlord, other than an adjustment of rent, to the date of taking, leasing or condemnation, and Tenant shall not be entitled to any portion of any amount that may be awarded as damages or paid as a result or in settlement of such proceedings or threat, but will have the right to pursue a separate claim against the condemnation authority for its own loss of business and moving expenses.

      16. Environmental Assurances.

            (a) Covenants. Tenant covenants with Landlord:

                  (1) that it shall not Generate Hazardous Substances at, to or from the Leased Premises unless the same is specifically approved in advance by Landlord in writing;

                  (2) to comply with all obligations imposed by applicable law, and regulations promulgated thereunder, and all other restrictions and regulations upon the Generation of Hazardous Substances (whether or not at, to or from the Leased Premises);

                  (3) to deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the Generation by Tenant of Hazardous Substances (whether or not at, to or from the Leased Premises);

                  (4) to complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's use of the Leased Premises and Generation of Hazardous Substances;

                  (5) upon reasonable notice, to permit entry onto the Leased Premises by Landlord or Landlord's representatives at any reasonable time to verify and monitor Tenant's compliance with its representations, warranties and covenants set forth in this Section; and

                  (6) to pay to Landlord, as additional rent, the costs incurred by Landlord hereunder, including the costs of such monitoring and verification.

            (b) Indemnification by Tenant. Tenant agrees to indemnify and defend Landlord, and its managers and agents (with legal counsel reasonably acceptable to Landlord) from and against any costs, fees or expenses (including, without limitation, environmental assessment, investigation and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by Landlord or its managers and agents, as the case may be, in connection with Tenant's Generation of Hazardous Substances at, to or from the Leased Premises or in connection with Tenant's failure to comply with its representations, warranties and covenants set forth in this Section. This indemnification by Tenant will remain in effect after the termination or expiration of this Lease.

            (c) Indemnification by Landlord. Landlord represents and warrants to Tenant that, to Landlord's actual knowledge, without independent verification, as of the date the Leased Premises are delivered to Tenant, the Leased Premises shall be free and clear of any Hazardous Substance. Landlord agrees to indemnify and defend Tenant (with legal counsel reasonably acceptable to Tenant) from and against any costs, fees or expenses (including without limitation environmental assessment, investigation and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by Tenant in connection with the Landlord's Generation of Hazardous Substances, to or from the Leased Premises, the Building and the Project or in connection with Landlord's failure to comply with its representations set forth in this Section. This indemnification by Landlord will remain in effect after the termination or expiration of this Lease.

            (d) Definitions. The term "Hazardous Substance" means (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iii) any "oil", "petroleum" products or their by-products as defined by the Maryland Environment Code Ann. Section 4-401(g), as amended from time to time, and regulations promulgated thereunder; (iv) any "controlled hazardous substance" or "hazardous substance" as defined by the Maryland Environment Code Ann., Section 7-201, as amended from time, and regulations promulgated thereunder; (v) any "infectious waste" as defined by the Maryland Environment Code Ann. Section 9-227, as amended from time to time, and regulations promulgated thereunder; (vi) any substance the presence of which on the Property is prohibited, regulated or restricted by any local law or regulation or any other law or regulation similar to those set forth in this definition; and (vii) any other substance which by law or regulation requires special handling in its Generation. The term "To Generate" means to use, collect, generate, store, transport, treat or dispose of.

      17. Assignment/Subletting. No Assignment of this Lease (as defined below) is permitted without the prior written consent of Landlord. The granting or withholding of such consent will be solely within the discretion of Landlord. Notwithstanding the foregoing, Landlord's consent to an Assignment of the types described in clauses (1), (2) and (6) of the following paragraph shall not be unreasonably withheld, delayed or conditioned so long as the proposed assignee is no less creditworthy than Tenant as of the date thereof or as of the Commencement Date of the Lease, whichever is greater, and the proposed use is acceptable to Landlord, in each instance as determined by Landlord in its sole, but reasonable, discretion.

            The foregoing restriction will include, but not be limited to, the following (all of which will be deemed to be an "Assignment"): (1) any assignment of this Lease or a subletting of the Leased Premises; (2) any permission to a third party to use all or part of the Leased Premises; (3) any mortgage or other encumbrance of this Lease or of the Leased Premises; (4) the appointment of a receiver or trustee of any of the Tenant's property; (5) any assignment or sale in bankruptcy or insolvency; and (6) the transfer of majority control of Tenant by any means, including operation of law, to parties other than those maintaining majority control on the date on which the last party executes this Lease.

            Notwithstanding the foregoing, the transfer of majority control of Tenant due to an initial public offering of the Tenant's capital stock, or because of the death of a majority stockholder, shall not require the consent of Landlord so long as

Landlord is promptly notified of the transfer, Tenant is no less creditworthy as a result thereof, the assignee resulting from the death of a majority stockholder has sufficient business experience and acumen to carry on the business of Tenant, but all of the other provisions of this Section 17 shall be applicable to such assignment. Additionally, although an Assignment includes an assignment or sublease or usage of the Leased Premises in whole or in part to or by an affiliate of Tenant (a "Related Party"), Landlord's consent to such Related Party Assignment shall not be required but all other provisions of this
Section 17 shall be applicable to such Related Party Assignment.

            Even if Landlord consents to an Assignment, Tenant will remain primarily liable under this Lease. Also, Tenant will bear all reasonable legal costs incurred by Landlord in connection with Landlord's review of documents concerning an Assignment, whether or not Landlord consents to it. Landlord's consent to a specific Assignment does not waive Landlord's right to withhold consent to any future or additional Assignment. If Tenant intends to Assign this Lease and Landlord's consent thereto is required pursuant to this Section 17, Tenant must give Landlord notice of its intention to make an Assignment at least thirty (30)days prior to the anticipated effective date of such Assignment, which notice will contain such details as Landlord may reasonably request (the "Assignment Notice"). Landlord may terminate this Lease by giving at least fifteen (15) days' prior written notice to Tenant after Landlord has received the Assignment Notice from Tenant. In the event Tenant receives a termination notice from Landlord in accordance with this provision, Tenant may rescind its Assignment Notice by giving notice to Landlord of such rescission within ten
(10) days after receipt of the termination notice, and therefore rescind Landlord's termination notice.

            If the amount of rent and other sums received by Tenant under any Assignment is more than the Rent due from Tenant under this Lease, then Tenant will pay one-half (1/2) of the excess to Landlord on a monthly basis and promptly upon Tenant's receipt of such excess amounts, after deducting from the excess all of Tenant's reasonable expenses incurred in connection with such Assignment (including, without limitation, brokers' commissions, leasehold improvements, architectural fees, and reasonable attorneys' fees).

            If, without Landlord's consent, this Lease is Assigned, or if the Leased Premises are occupied or used by any party other than Tenant, then all resulting expenses (including reasonable attorneys' and brokerage fees) incurred by Landlord will be immediately due and payable by Tenant upon receipt of an invoice. If Tenant defaults, Landlord may collect rent from the assignee, subtenant, occupant or user (the "Assignee") of the Leased Premises and apply it towards the Rent due under this Lease. Such collection will not be deemed an acceptance of the Assignee as tenant, will not waive or prejudice Landlord's right to initiate legal action against Tenant to enforce Tenant's fulfillment of its obligations under this Lease and will not release Tenant from such obligations.

      18. Defaults.

            (a) Each of the following shall be deemed a material default by Tenant under this Lease and a substantial breach of this Lease:

                  (1) The filing of a petition by or against Tenant for debtor relief as defined under the Federal Bankruptcy Code, as now or hereafter amended or supplemented, or for reorganization, arrangement or other rehabilitation within the meaning of the Bankruptcy Code, or the commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant, or for the appointment of a receiver or trustee of the property of Tenant, in each case filed by a party other than Tenant, if not bonded or discharged within thirty (30) days of the date of filing; for purposes of this subsection, the word "Tenant" shall include any guarantor of Tenant's obligations under this Lease;

                  (2) The making by Tenant of an assignment for the benefit of creditors;

                  (3) The suspension of business by Tenant;

                  (4) The filing of a tax lien against any property of Tenant located at the Leased Premises;

                  (5) Tenant's causing or permitting the Leased Premises to be vacant, the abandonment of the Leased Premises by Tenant and/or the cessation by Tenant of active use of the Leased Premises for the purpose specified herein for a period in excess of five (5) days; provided, however, that Tenant's vacating the Leased Premises shall not be deemed an event of default so long as Tenant
(i) continues to pay all sums payable by Tenant hereunder when due; (ii) continues to perform all other obligations of Tenant hereunder when the same are required to be performed; (iii) provides Landlord at least 30 days' prior written notice of the date of Tenant's vacating, the reason for Tenant's vacating and Tenant's updated address for notices in Maryland; and (iv) Tenant maintains a temperature of at least 50 degrees Fahrenheit in the Leased Premises at all times during the heating season;

                  (6) Failure of Tenant to make payment of the rent herein reserved, or any part thereof, or any other sum required by the terms of this Lease (including late charges on the foregoing as provided herein) within ten
(10) days after Landlord has given Tenant notice that such payment is due, provided, however, that no notice shall be required to be given to Tenant, and Tenant shall be in immediate default as a result of any such failure, if Landlord has given such notice to Tenant two (2) times in the preceding twelve months;

                  (7) A breach by Tenant in the performance of any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed, for a period of thirty (30) days after service of notice by Landlord upon Tenant; provided, however, if cure of such breach cannot reasonably be completed within such thirty (30) day period, then the thirty (30) day period shall be extended for the period of time reasonably required to complete such cure, up to a maximum of sixty (60) days, so long as Tenant commences such cure within such thirty (30) day period and diligently pursues such cure to completion.

            (b) All rights and remedies of Landlord in this Lease enumerated shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity or both. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums shall mature hereunder. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, terms and conditions of this Lease, or to exercise any right or option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant, term, condition, right or option, but the same shall continue and remain in full force and effect unless the contrary is expressed by Landlord in writing. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

            (c) In the event of a default of the nature set forth above, Landlord may, at any time thereafter, at its election, without further notice to Tenant, terminate this Lease and Tenant's right to possession of the Leased Premises, and take possession of the Leased Premises, and remove Tenant, any occupant, and any property therefrom, without relinquishing any rights of Landlord against Tenant.

            (d) Tenant shall be obligated to, and shall pay to Landlord as damages, upon demand, and Landlord shall be entitled to recover of and from Tenant at the election of Landlord all expenses which shall have been incurred in connection with such breach including the expenses (such as real estate brokerage commissions and retrofit costs) of rerenting the Leased Premises together with court costs and attorneys' fees and expenses at such attorneys' customary hourly rates. In addition to the damages set forth in the preceding sentences of this Section 18(d), if Landlord terminates this Lease as set forth in Section 18(c) above, Landlord will also be entitled to either:

                  (1) liquidated damages, in an amount which, at the time of such termination is equal to the installments of Basic Annual Rent and the aggregate of all sums payable hereunder as additional rental (the "Additional Rental") (for such purpose considering the annual amount of such Additional Rental to be equal to the amount thereof due during the twelve months preceding such default, or if less than twelve months have elapsed at such time, such amounts as would have been due on an annual basis) reserved hereunder, for the period which would otherwise have constituted the unexpired portion of the then current term of this Lease, said amount to be discounted at the discount rate then in effect at the Federal Reserve Bank in Baltimore; or

                  (2) damages (payable in monthly installments, in advance, on the first day of each calendar month following such termination and continuing until the date originally fixed herein for the expiration of the then current term of this Lease) in an amount or amounts equal to the excess, if any, of the sum of (i) the aggregate expenses (other than Additional Rental) paid by Landlord during the month immediately preceding such calendar month for all such items as, by the terms of this Lease, are required to be paid by Tenant, plus
(ii) an amount equal to the amount of the installment of Basic Annual Rent which would have been payable by Tenant hereunder in respect of such calendar month had this Lease and the Lease Term not been so terminated, and (iii) the monthly average of the Additional Rental payable in the twelve months immediately preceding such default, over the rents, if any, in fact, collected by Landlord in respect of such calendar month pursuant to either rerenting, or from any existing permitted subleases. Any suit, action or proceeding brought to collect the amount of the deficiency for any calendar month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding.

            (e) Notwithstanding anything herein to the contrary, upon the occurrence of any breach by Tenant that is not cured within any applicable grace period, Landlord shall use its reasonable efforts to mitigate its damages, including using reasonable efforts to relet the Leased Premises so long as there is no other space then available for leasing within the Project. If all amounts required to be paid by Tenant under this Lease as damages and liquidated damages are actually paid to and collected by Landlord, then any rent collected by Landlord with regard to the Leased Premises from a subsequent tenant and attributable to the period for which Tenant has paid liquidated damages, up to a maximum amount equal to the amount of rental paid by Tenant as liquidated damages for such period, shall be rebated to Tenant as and when such amounts are actually collected by Landlord.

            (f) No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Leased Premises, unless Landlord shall execute a written release of Tenant. Tenant's liability hereunder shall not be terminated by the execution of a new lease of the Leased Premises by Landlord, regardless of the term of such new lease. Separate actions may be maintained each month by Landlord against Tenant to recover the damages then due, without waiting until the end of the Term of this Lease to determine the aggregate amount of such damages.

      19. Acceptance of Leased Premises. Tenant's occupancy of the Leased Premises shall constitute acceptance thereof as complying with all requirements of Tenant and Landlord with respect to the condition, order and repair thereof, subject, however, to Landlord's Warranty and Landlord's liability described above for punchlist items.

      20. Access to Premises and Change in Services. Landlord and/or the authorized representative of Landlord or any mortgagee or deed of trust holder shall have the right, without abatement of rent, to enter the Leased Premises at any reasonable hour after at least twenty-four (24) hours' prior notice, which may be verbal (or at any time and without notice in the event of an emergency) to examine the same and/or to make such repairs, improvements and alterations as Landlord and/or such authorized representatives shall deem necessary (but Landlord shall not be obligated to do so) for the safety and preservation of the Building, or for any other reasonable purpose whatsoever, including, but not limited to, showing the Leased Premises to prospective tenants during the last six (6) months of the Lease Term.

      21. Estoppel Certificates. Tenant agrees at any time and from time to time upon not less than five (5) business days prior notice by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying, among other matters, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not, to the best knowledge of the signer of such certificate, Landlord is in breach and/or default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such breach, and/or default of which the signer may have knowledge, and any other matters reasonably requested in such estoppel certificate, it being intended that any such statement delivered hereunder may be relied upon by any party not a party to this Lease. Tenant's failure to deliver such estoppel certificate within said 5-business day period shall be deemed a material default by Tenant under this Lease.

      22. Subordination. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any ground leases, security interests, mortgages, deeds of trust or other financing arrangements now or hereafter a lien upon or affecting the Building or any part or parts thereof and to any extensions, modifications or amendments thereof. Subject to Tenant's receipt of a non-disturbance agreement on Landlord's lender's standard form (so long as such form does not modify any of the economic terms of this Lease), Tenant shall, at any time hereafter, on request, execute any instruments which may be required to subordinate, or render prior, Tenant's interest hereunder to such lien and the failure of Tenant to execute any such instruments shall constitute a default hereunder.

      23. Attornment. Tenant agrees that upon any termination of Landlord's interest in the Leased Premises, and provided Tenant's rights and privileges under this Lease are recognized in writing by such Successor, Tenant shall, upon request, attorn to the person or entity then holding title to the reversion of the Leased Premises (the "Successor") and to all subsequent Successors, and shall pay to the Successor all rents and other monies required to be paid by the Tenant, hereunder and perform all or the other covenants, agreements, provisions, conditions, obligations and/or duties of Tenant in this Lease contained.

      24. Notices. Except as otherwise provided in this Lease, any requirement for a notice, demand or request under this Lease will be satisfied by a writing
(a) hand delivered with receipt; (b) mailed by United States registered or certified mail or Express Mail, return receipt requested, postage prepaid; or
(c) sent by Federal Express or any other nationally recognized overnight courier service, and addressed: (i) if to Landlord, c/o Manekin, LLC, 7061 Columbia Gateway Drive, Columbia, Maryland 21046, Attention: General Counsel, with a copy to Ann Clary Gordon, Esquire c/o Shapiro Sher & Guinot, 36 South Charles Street, Baltimore, Maryland 21201; and (ii) if to Tenant, at the Leased Premises, with a copy to: Richard J. Melnick, Esquire, Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, Tysons Corner, Virginia 22102. All notices that are sent in accordance with this Section 24 will be deemed received by the other party on the earliest of the following applicable time periods: (a) three business days after being mailed in the aforesaid manner; (b) the date the return receipt is executed; or (c) the date delivered as documented by the overnight courier service or the hand delivery receipt. All rental payments and other charges payable by Tenant under this Lease will be delivered to Landlord at Landlord's address set forth above: Attention: Accounting Department. Either party may designate a change of address by written notice to the other party.

      25. Landlord's Liability. The term "Landlord" as used in this Lease means only the owner, the mortgagee, or the trustee or the beneficiary under a deed of trust, as the case may be, for the time being, of the Building, so that in the event of any transfer of title to the Building, the transferring entity shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such transfer. It is understood that Landlord on the date hereof is a Maryland limited liability limited partnership, and that no partner, general or limited, of said limited liability limited partnership, as it may now or hereafter be constituted, shall have any personal liability to Tenant and/or any person or entity claiming under, by or through Tenant upon any action, claim, suit or demand brought under or pursuant to the terms and conditions of this Lease and/or arising out of the use or occupancy by Tenant of the Leased Premises, and as to Landlord, recourse shall be had only to the extent of Landlord's interest in the Building.

      26. Separability, Enforceability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. Notwithstanding any language in this Lease to the contrary, if the Lease Term does not commence by January 1, 2010, this Lease shall terminate automatically and neither party shall have any further liability to the other.

            27. Captions. All headings anywhere contained in this Lease are intended for convenience of reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

            28. Recordation. Tenant covenants that if at any time any mortgagee of Landlord's interest in the Leased Premises, any trustee or beneficiary under a deed of trust constituting a lien upon the Building of which deed of trust Landlord is grantor, or a landlord of Landlord in respect of the real property upon which the Building is situate, shall require the recordation of this Lease or a short form memorandum thereof, or if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both such taxes on this Lease, Tenant shall execute such acknowledgements as may be necessary to effect such recordations and whichever party requires such recordation shall pay the cost of all recording fees, transfer taxes and/or documentary stamp taxes payable on, and/or in connection with this Lease and/or such recordation.

            29. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, distributees, executors, administrators, successors, personal and legal representatives and their permitted assigns.

            30. Holding Over. If Tenant holds possession of the Leased Premises after the termination of this Lease without Landlord's written consent, Tenant shall become a tenant from month to month at one hundred fifty percent (150%) the rent during the last year of the Lease Term and upon all other terms herein specified and shall continue to be such tenant from month to month until such tenancy shall be terminated by either party giving the other a written notice of at least thirty (30) days of its intention to terminate such tenancy. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession of the Leased Premises by Tenant after termination of this Lease. Upon the termination of this Lease, Landlord shall be entitled to the benefit of all public general or public local laws relating to the speedy recovery of the possession of lands and tenements held over by tenants, that may now or hereafter be in force.

            31. Commissions. Landlord and Tenant represent that each has dealt directly with, and only with, THE MICHAEL COMPANIES, INC. and JOLIEN J. STUDLEY, INC. as brokers in connection with this Lease, and that insofar as each party knows, no other broker negotiated this Lease or is entitled to any commissions in connection with it. Landlord and Tenant shall each hold the other harmless from and indemnify the other for any costs incurred by such party arising out of any other broker's claim that such other broker has assisted the indemnifying party with respect to this Lease.

            32. Waiver of Jury Trial. Landlord and Tenant desire a prompt resolution of any litigation between them with respect to this Lease. To that end, Landlord and Tenant waive trial by jury in any action, suit, proceeding and/or counterclaim brought by either against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Leased Premises, any claim of injury or damage and/or any statutory remedy. This waiver is knowingly, intentionally and voluntarily made by the parties. Each acknowledges that neither the other party nor any person acting on behalf of such party has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Each further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. Each party further acknowledges that it has read and understands the meaning and ramifications of this waiver of jury trial.

            33.   Miscellaneous.

                  (a)   As used in this Lease, and where the context requires:
(1) the masculine shall be deemed to include the feminine and neuter and vice-versa; and (2) the singular shall be deemed to include the plural and vice-versa.

                  (b) This Lease was made in the State of Maryland and shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

                  (c) Except as otherwise specifically provided in this Lease, no abatement, refund, offset, counter-claim, recoupment, diminution or any reduction of rent, charges or other compensation shall be claimed by or allowed to Tenant, or any person claiming under it, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise, arising from the making of alterations, changes, additions, improvements or repairs to the Building or the Leased Premises, by virtue or because of any present or future governmental laws, ordinances, or for any other cause or reason.

                  (d)   Intentionally deleted.

                  (e) All plats, exhibits, riders or other attachments to this Lease shall be deemed a part hereof and incorporated by reference herein.

                  (f) This Lease contains the entire agreement among the parties regarding the subject matter of this Lease. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as herein set forth. This Lease is intended by the parties to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations and undertakings between them. This Lease may not be modified orally or in any other manner than by an agreement in writing signed by all the parties or their respective successors in interest. This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                  (g) Landlord and Tenant hereby mutually waive all claims for recovery from the other for any loss or damage to any of Landlord's property or Tenant's property insured under valid and collectible insurance policies to the extent of any recovery for loss insured thereunder and, to that end, the parties agree to a mutual subrogation clause to be inserted or endorsed on each policy setting forth that the insurance shall not be invalidated in the event that the insured should waive in writing prior to any loss, any or all right of recovery against the other party for any insured loss.

                  (h) In the event that Tenant or Landlord is delayed, hindered or prevented, by reason of strikes, lock-outs, labor troubles, inability to produce materials, delays in transportation, failure of power, riots, insurrection, war, fire or other casualties, acts of God, rain or other weather conditions or any other reason not reasonably within the control of such party, from performing work or doing any act required under the terms of this Lease (other than performance of any monetary obligation hereunder), then performance of such act will be excused for the period of the delay, and the period of the performance of any such act will be extended for a period equal to the period of such delay.

                  (i) Tenant shall have the right, at its sole cost and expense, to erect an identification sign on the exterior of the Building facing Route 50, subject, however, to Tenant's obtaining the prior written approval of such sign from Landlord and as well as any other required governmental entities. Such sign shall be installed by a reputable contractor reasonably acceptable to Landlord. Tenant shall hold Landlord harmless from any damage caused to the Building as a result of the installation of such sign. Upon termination of the Lease, it shall be Tenant's obligation, at its sole expense, to remove such sign and to restore the exterior face of the Building to its condition prior to erecting such sign, normal wear and tear excepted. Landlord shall additionally provide Tenant with suite-entry signage consistent with the suite-entry signage criteria established by Landlord for the Project, the cost of which shall be deducted from Landlord's Contribution described above.

                  (j) Landlord covenants and agrees that, upon the payment of the rent herein provided and the performance by Tenant of all the covenants, agreements and provisions hereof on Tenant's part to be kept and performed, Tenant shall have, hold and enjoy the Leased Premises free from any interference whatsoever, by, from and through Landlord or anyone claiming by, from or through Landlord, except as may be otherwise expressly provided herein.

            34. Authority. Tenant warrants to Landlord that Tenant is a corporation organized and validly existing in good standing under the laws of the State of Delaware and qualified to transact business in the State of Maryland. In addition, Tenant warrants to Landlord that this Lease has been properly authorized and executed by Tenant and is binding upon Tenant in accordance with its terms. Tenant's resident agent's name and address in the State of Maryland are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. Tenant agrees to notify Landlord in writing of any change with respect to its resident agent.

            35. Riders. Riders, numbered 1-2, are attached hereto and incorporated by reference herein.

            IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease under seal as of the day and year first above written.

ATTEST:                                       MOR FORBES LLLP

                                              By: RA & DM, Inc., general partner

/s/ [ILLEGIBLE]                               By: /s/ [ILLEGIBLE]         (SEAL)
------------------------                          ------------------------------
                                                  Name: [ILLEGIBLE]
                                                  Title: Vice President
                                                                        Landlord

WITNESS/ATTEST:                               VOCUS, INC.

/s/ [ILLEGIBLE]                               By: /s/ Richard E. Rudman   (SEAL)
------------------------                          ------------------------------
                                                  Name: Richard E. Rudman
                                                  Title: President & CEO
                                                                          Tenant

STATE OF MARYLAND, CITY/COUNTY OF BALTIMORE, TO WIT:

            I HEREBY CERTIFY that on this 21st day of December, 2000, before me, the subscriber, a Notary Public of the State of Maryland and City/County of Baltimore, personally appeared [ILLEGIBLE] of RA & DM, Inc., general partner of MOR FORBES LLLP, Landlord, and he acknowledged the foregoing Lease Agreement to be the act and deed of said limited liability limited partnership.

            WITNESS my hand and Notarial Seal.

My Commission Expires:-
M.F. GRIMMEL, NOTARY PUBLIC
CITY OF BALTIMORE
STATE OF MARYLAND
MY COMMISSION EXPIRES 04/01/04                                  /s/ M.F. Grimmel
                                                                ----------------
                                                                Notary Public

STATE OF MARYLAND, CITY/COUNTY OF ANNE ARUNDEL, TO WIT:

            I HEREBY CERTIFY that on this 20th day of December, 2000, before me, the subscriber, a Notary Public of the State of Maryland and City/County of Anne Arundel, personally appeared Richard Rudman, of VOCUS, INC., Tenant, and she/he acknowledged the foregoing Lease Agreement to be the act and deed of said body corporate.

            WITNESS my hand and Notarial Seal.

My Commission Expires:

2/01/01                                                     /s/ Elinor J. Harvey
                                                            --------------------
                                                            Notary Public

                                   RIDER NO. 1

                              RIGHT OF FIRST OFFER

      A.    (1)   Tenant shall have the right of first offer (the "First Offer
Right"), on the terms and conditions hereinafter set forth, at any time during the term of this Lease, to lease that portion of the Building which is at such time contiguous to the Leased Premises (the "First Offer Space"), at such time as such space becomes available after its initial leasing or occupancy by another tenant. Tenant shall have the right to lease the First Offer Space upon the same terms and conditions as such space is sought to be leased by a bona fide prospective tenant and acceptable to Landlord, or, if there is no third party offer to lease such space, upon such terms and conditions as Landlord intends to market such space.

            (2) Tenant's exercise of its First Offer Right shall be effective only upon written notification by Tenant to Landlord of Tenant's exercise of the First Offer Right (the "Notice") and its acceptance of the terms set forth in the written notification of Landlord referred to in the next sentence of this paragraph. Such notification must be given to Landlord before the close of business on the fourth full business day after Landlord's written notification to Tenant ("Landlord's Offer") of a bona fide offer for rental of the First Offer Space or of the vacancy or termination of a lease for the First Offer Space (a bona fide offer shall not include the exercise by another tenant of its right of refusal or expansion). Landlord's Offer shall set forth the rental terms of such third party offer or which Landlord is willing to accept. Time is of the essence with respect to Tenant's exercise of its rights under this Rider, and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Notice be timely made and in writing.

            (3) In the event Tenant fails to so notify Landlord within said four (4) business day period, Landlord shall be free to offer said First Offer Space to a third party on any terms whatsoever, and this First Offer Right shall be null and void and of no further force and effect, except as set forth in the following sentence. In the event that Tenant fails to timely notify Landlord within said four (4) business days of its exercise of the First Offer Right and Landlord subsequently leases the First Offer Space to a third party (the "Third Party Lease"), then, if the First Offer Space subsequently becomes again available for lease, subject to any renewals or extensions of the Third Party Lease, then Landlord shall be obligated to again offer the First Offer Space to Tenant and Tenant shall have four (4) business days to accept said offer, all upon the same terms and conditions as are set forth herein.

            (4) In the event that the First Offer Right is exercised by Tenant, the rent applicable to the First Offer Space shall be payable in equal monthly installments (and, where applicable, fractions thereof), at the times and in the manner as provided with respect to, and in addition to, the monthly installments of the Basic Annual Rent as set forth in Section 4 of this Lease.

            (5) This First Offer Right is personal to Tenant and shall not be separated from the Lease or transferred by Tenant independently of the leasehold interest without the prior written consent of Landlord, which consent of Landlord will be given solely within the discretion of Landlord.

      B. Notwithstanding any other provision of this Rider Number 1, the following provisions shall apply to the First Offer

Right and to Tenant's lease, if any, of the First Offer Space:

            (1) Tenant shall not be entitled to exercise the rights accorded to Tenant in paragraph (A), unless on the date Tenant gives Landlord its Notice and on the First Offer Space Commencement Date, as hereinafter defined, Tenant is in possession of the Leased Premises and Tenant is not in default of this Lease.

            (2) The lease by Tenant of the First Offer Space, if any, shall commence on the date set forth in Landlord's Offer (the "First Offer Space Commencement Date") and shall terminate on the date three (3) years after the First Offer Space Commencement Date or the date Tenant's lease of the original Leased Premises terminates, whichever later occurs, under and subject to the terms of this Lease, except to the extent modified by Landlord's Offer, with the same force and effect as though this Lease had originally provided for the rental of the Leased Premises and the first Offer Space, except that, unless otherwise provided in the Offer, the Basic Annual Rent applicable to the First Offer Space shall be adjusted during any renewal term in accordance with the provisions of Rider No. 2 below.

            (3) The First Offer Space shall be delivered to Tenant in "AS IS" condition, unless otherwise set forth in Landlord's Offer.

            (4) From and after the First Offer Space Commencement Date, all references in the Lease to the Leased Premises shall refer to both the area of the original Leased Premises and of the First Offer Space. Tenant's Portion shall be adjusted accordingly to reflect the leasing of the First Offer Space.

                                  RIDER NO. 2

                                 RENEWAL OPTION

      Provided (i) this Lease is then in full force and effect, (ii) Tenant is not in default respecting any provision or condition of this Lease either on the date Tenant elects to renew or on the date the renewal term commences, and,
(iii) Tenant has not failed more than two times in any lease year during the original term of this Lease to pay any payments called for by this Lease on the date such payment is due, then Tenant shall have the right to renew this Lease for one (1) renewal term of five (5) years immediately following the expiration of the original term on the same terms, conditions, and provisions as are set forth in this Lease with the same force and effect as though this Lease had originally provided for a fifteen (15) year term, save that:

            (i) there shall be no further right of renewal, after the renewal term, and

            (ii) the Basic Annual Rent payable with respect to the Leased Premises shall be adjusted to reflect the prevailing rental rate for comparable space within a two (2) mile radius of the Building as of the commencement of the renewal term (as determined below) and subject to annual market increases thereafter, but in no event less than 2.5% per year.

      Tenant shall be deemed to have waived the right to exercise this renewal option unless not less than one hundred eighty (180) days prior to the date of termination of the original term, Tenant shall have notified Landlord in writing of Tenant's election to renew (the "Renewal Notice"). Landlord shall give Tenant written notice of its good faith determination of the prevailing rental rate within thirty (30) days after Landlord's receipt of the Renewal Notice (the "Rent Notice"). Tenant may withdraw its Renewal Notice by giving Landlord written notice within ten (10) days after Tenant's receipt of the Rent Notice (the "Withdrawal Notice").

      Time is of the essence with respect to Tenant's exercise of its rights under this Rider and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Renewal Notice and the Withdrawal Notice be timely made and in writing.

                                    EXHIBIT A

                         Site Plan and Leased Premises

                     [Identify location of Leased Premises
                          and permitted parking areas]

                                    EXHIBIT B

                            Plans and Specifications

                         [To be attached when finalized]

                                    EXHIBIT C

                          LEASE COMMENCEMENT AGREEMENT

THIS LEASE COMMENCEMENT AGREEMENT, made this __ day of _________, 2001, by and between MOR FORBES LLLP ("Landlord") and VOCUS, INC.("Tenant").

                                   WITNESSETH:

WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement dated November ____, 2000 (the "Lease") for the premises located at 4260 Forbes Boulevard, Prince George's County, Maryland (the "Leased Premises"); and

WHEREAS, Landlord and Tenant wish to set forth their agreements as to the term of the Lease, as well as certain other matters, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the Leased Premises as described in the Lease and the covenants set forth, therein, Landlord and Tenant agree as follows:

      1. The "Commencement Date" for all purposes of the Lease is _____________, 2001.

      2.    The initial Lease Term shall expire on ___________, 2011.

      3.    The Rentable Area of the Leased Premises is 22,488 square feet.

      4. The amount of Landlord's Additional Contribution utilized by Tenant is $___________.

      5. The Basic Annual Rent, increased by an amount sufficient to amortize Landlord's Additional Contribution with interest of 12% per annum, is as follows:

Lease Year    Basic Annual Rent    Monthly Installment
----------    -----------------    -------------------
   1
   2
   3
   4
   5
   6
   7
   8
   9
  10

      6. A cash security deposit was received from Tenant by Landlord in the amount of $22,300.60.

      7. A letter of credit was received from Tenant by Landlord in the original principal amount of $________.

      8.    [Other provisions, as applicable]

                                    EXHIBIT D

                             Rules and Regulations

            1. The delivery, shipping, loading and unloading of goods, wares, merchandise, equipment, supplies, fixtures and all other items to and from the Leased Premises will be subject to the rules and regulations Landlord may promulgate from time to time with respect to deliveries and shipments.

            2. All garbage and refuse will be kept in the kind of container specified by Landlord, and will be placed outside of the Building for collection in the manner, in such containers and at the times and places reasonably specified by Landlord. Tenant will not burn any trash or garbage of any kind in or around the Leased Premises.

            3. No radio, speakers, television, phonograph or other sound or similar device will be installed or operated in the Leased Premises without Landlord's prior written approval, not to be unreasonably withheld. Tenant will prevent sounds emanating from the Leased Premises from being heard outside the Leased Premises or otherwise unreasonably disturbing or annoying other tenants.

            4. The plumbing facilities will not be used for any purpose other than that for which they are constructed. No foreign substance of any kind will be thrown into the plumbing facilities. The expense of any breakage, stoppage or damage resulting from a violation of this provision by Tenant or any of its servants, agents, invitees, employees and/or licensees will be borne solely by Tenant.

            5. Tenant will not place a load upon the floor of the Leased Premises exceeding the floor load per square foot area which the floor of the Leased Premises has been designed to carry.

            6. Tenant will not permit anyone to lodge, sleep or cook in the Leased Premises. Tenant is responsible for all persons whom it invites and/or admits to the Leased Premises and will be liable to Landlord for all acts of such persons.

            7. Landlord reserves to itself all rights not granted to Tenant under this Lease, including, but not limited to, the following: (a) the right to change the address of the Building, without liability to Tenant for so doing, but in such event, if the change is initiated by Landlord and not any governmental or quasi-governmental entity, Landlord shall reimburse Tenant the reasonable cost of replacing Tenant's stationary on hand; (b) the right to install and maintain signs on the exterior of the Building; (c) the exclusive right to use or dispose of the use of the roof of the Building; and (d) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

            8. Tenant will not attach or place awnings, antennas or other projections to the outside walls or any exterior portion of the Building, without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises, without the prior written consent of Landlord.

            9. Tenant will not pile or place or permit to be placed any goods on the sidewalks or parking lots in the front, rear or sides of the Building or in a place in any manner so as to block said sidewalks, parking lots and loading areas and/or not to do anything that directly or indirectly will take away any of the rights of ingress or egress or of light from any other tenant of Landlord in the Project.

            10. Tenant, Tenant's servants, agents, invitees, employees and/or licensees shall not park on, store on, or otherwise utilize any parking or loading areas on the Real Property, except as shown on Exhibit A, and then only in the parking places designated by Landlord for such parking and in accordance with such rules and regulations as Landlord may from time to time promulgate with respect thereto. Upon completion of the Project, non-exclusive parking will be available on the Real Property at the ratio of 3 parking spaces for each 1,000 square feet of rentable area. Landlord shall provide Tenant with five parking spaces in close proximity to Tenant's suite entrance which shall be identified for Tenant's exclusive use, but Landlord will have no obligation to enforce Tenant's parking rights against any other tenant of the Project.

            11. No animals of any kind (other than seeing eye dogs) shall be brought into or kept in or about the Project.

            12. Tenant covenants and agrees that it shall not inscribe, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building without the prior written consent of Landlord. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

                                    EXHIBIT E

                       MINIMUM CONTRACT SPECIFICATIONS FOR
                                   HVAC SYSTEM
                            PREVENTATIVE MAINTENANCE
                                      AND
                         FULL PARTS AND LABOR SERVICING

      Full Parts & Labor

      A. This contract is meant to be a full parts and labor contract on the installed equipment as detailed on a separate sheet. It includes all repairs resulting from malfunctions discovered during inspections and emergency service requests.

      B. Components under this agreement that may be obsolete will be repaired until such time as they are no longer repairable and the equipment must be replaced.

I.    Quarterly Inspections Shall be Provided as Follows;

      A.    General: Performed at all quarterly inspections

            1.    Replace all filters as required

            2.    Lubricate all motors and bearings

            3.    Adjust and/or replace all fan belts

            4.    Clean grilles, etc., as required

      B.    Spring and Summer;

            1. Check refrigerant charge and/or temperature difference across evaporator coil

            2. Check refrigerant piping for leaks with electronic leak detector

            3.    Check all operating and safety controls for cooling

            4. Check system operation - (operating pressures, super heat, compressor running current, condensate removal, etc.)

            5.    Clean condenser and/or evaporator coil as required

            6. Check and tighten all electrical connections at unit as required

      C.    Fall and Winter:

            1.    Check system operation - (operating pressures, etc.)

            2.    Check all operating and safety controls for heating

            3. Check and tighten all electrical connections at unit as required

II.   Qualifications of Contractors

      All contractors providing the services described above shall be qualified and certified by an EPA-approved testing organization to work with refrigerants and other chemicals.

                                    EXHIBIT F

                          CERTIFICATION OF HVAC SYSTEM
                              BY LICENSED MECHANIC

4260 Forbes Boulevard

TO WHOM IT MAY CONCERN:

The heating and cooling equipment that conditions the air in the subject space has been thoroughly inspected. All necessary repairs, replacements and services have been performed to insure that the system operates properly in the following aspects:

      1.    All electrical circuitry and all components function properly.

      2. Refrigerant charge is correct, and no refrigerant leaks or discharges are apparent.

      3.    Evaporator and condenser coils are clean.

      4.    Belts are in good condition and all new filters installed.

      5.    All bearings are in good order and properly greased.

      6.    All wiring is in order and properly secured.

      7.    All access panels are in place.

      8.    All air diffusers include operational dampering devices.

      9.    All oil-heating appliances are clean and properly adjusted.

      10. Components requiring clear and unobstructed condition for proper operation are in order.

      11.   All safety devices are operational.

      12.   Thermostats are operational, calibrated and in proper condition.

                                   NAME OF CERTIFYING CONTRACTOR:

                                   By:
                                   (NAME OF COMPANY REPRESENTATIVE):

                                   LICENSE NO.:

                                   DATE OF CERTIFICATION:

                       FIRST AMENDMENT OF LEASE AGREEMENT

      THIS FIRST AMENDMENT OF LEASE AGREEMENT (this "Amendment") is made this 19 day of FEBRUARY, 2003, but is made effective as of the Effective Date (as hereinafter defined), by and between FORBES BOULEVARD, LLC, a Maryland limited liability company ("Landlord"), and VOCUS, INC., a Delaware corporation ("Tenant").

                              Explanatory Statement

      A. MOR FORBES LLC, a Maryland limited liability company (formerly known, prior to its conversion to a limited liability company, as MOR FORBES LLLP, a Maryland limited liability limited partnership) ("Original Landlord") and Tenant entered into an Agreement of Lease dated December 21, 2000 (the "Original Lease"), whereby Tenant leased from Original Landlord certain premises originally anticipated by the parties to be comprised of twenty-two thousand four hundred eighty-eight (22,488) square feet (the "Leased Premises") in the building known as Building A (the "Building"), located at 4260 Forbes Boulevard, Prince George's County, Maryland.

      B. The Original Lease was amended by a letter agreement dated March 23, 2001 (the "Letter Agreement") pursuant to which Original Landlord and Tenant, among other matters, confirmed certain matters regarding Original Landlord's construction of the Leased Premises, all as more particularly set forth therein.

      C. Pursuant to a Lease Commencement Agreement dated June 20, 2001 (the "Commencement Agreement"), Original Landlord and Tenant, among other matters, confirmed: (i) the Rentable Area of the Leased Premises to be twenty-three thousand five hundred sixty (23,560) square feet; and (ii) the amounts of Landlord's Contribution and Basic Annual Rent, all as more particularly set forth therein. The Original Lease, as amended by the Commencement Agreement and the Letter Agreement, is referred to herein as the "Lease".

      D. Original Landlord subsequently subdivided the Lots (the "Subdivision") into two parcels, known respectively as Parcel V ("Parcel V") containing approximately 5.3555 acres, on which the Building is located, and Parcel W ("Parcel W") containing approximately 4.5370 acres, all as more particularly shown on that certain subdivision plat entitled "Parcels 'V' & 'W', Block "A" (Being a Resubdivision of the Residue of Parcels J, K, & L, Block "A") Hanson-Palmer Business Park, Kent Election District No. 13, Prince George's County, Maryland", recorded December 9, 2002, among the Plat Records of Prince George's County, Maryland, in Plat Book REP 195, as Plat No. 46.

      E. On December 24, 2002 (the "Effective Date"), Original Landlord transferred ownership (the "Transfer") of Parcel V, together with the Building and all appurtenances thereto to Landlord.

      F. As a result of the Subdivision and the Transfer, Parcels V and W are owned by two different owners and will no longer share expenses (except as otherwise agreed by such owners). Thus, certain terms of the Lease concerning (i) the development of the Project (including, but not limited to the construction of Building B), and (ii) the manner in which Tenant's Portion is calculated, are no longer accurate.

      G. Landlord and Tenant desire to confirm and/or amend certain matters respecting the Leased Premises and Tenant's obligation under the Lease, and to amend the Lease to reflect the Subdivision and the Transfer, on the terms set forth below.

      H. Unless otherwise defined herein or unless the context requires a contrary meaning, all capitalized terms in this Amendment shall have the meanings ascribed to them in the Lease.

      NOW, THEREFORE, in consideration of the Explanatory Statement, which is deemed a substantive part of this Amendment, the covenants of the parties herein and in the Lease and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

      1. Lease Amendments. From and after the Effective Date (or such earlier date as is indicated), and notwithstanding any other provision of the Lease, as amended by this Amendment, to the contrary, the Lease shall be amended as follows:

            A. In Section 5.1.(a), the "Rentable Area of the Project" shall be conclusively deemed to be fifty-four thousand six hundred ninety-two (54,692) square feet.

            B. From and after the Commencement Date, in Section 5.1.(b): (i) the "Rentable Area of the Leased Premises" shall be conclusively deemed to be twenty-three thousand five hundred sixty (23,560) square feet; and (ii) the "Tenant's Portion" shall be conclusively deemed to forty-three and eight hundredths percent (43.08%) (23,560/54,692).

            C. From and after the Commencement Date, the chart in Section 5 setting forth the amounts of Basic Annual Rent payable by Tenant during the Lease Term shall be deleted in its entirety and replaced by the following new chart:

                                                       Total Monthly
                                                       Payment (Basic
                                                        Annual Rent
Lease    Basic Annual    Per Square       Monthly      plus Monthly TI
 Year         Rent          Foot        Installment        Payment)
-----    ------------    ----------     -----------    ---------------
  1      $ 280,364.00     $ 11.90       $ 23,363.67      $26,740.60
  2      $ 287,432.00     $ 12.20       $ 23,952.67      $27,329.60
  3      $ 294,735.60     $ 12.51       $ 24,561.30      $27,938.23
  4      $ 302,039.20     $ 12.82       $ 25,169.93      $28,546.87
  5      $ 309,578.40     $ 13.14       $ 25,798.20      $29,175.13
  6      $ 317,353.20     $ 13.47       $ 26,446.10      $29,823.03
  7      $ 325,363.60     $ 13.81       $ 27,113.63      $30,490.57
  8      $ 333,609.60     $ 14.16       $ 27,800.80      $31,177.73
  9      $ 341,855.60     $ 14.51       $ 28,487.97      $31,864.90
  10     $ 350,337.20     $ 14.87       $ 29,194.77      $32,571.70

            D. Section 5.l.(e) shall be deleted in its entirety and replaced by the following new Section 5.l,(e):

            (e) "Real Property" shall mean Parcel V, the Building, and all fixtures, equipment and other improvements in or upon said Parcel V, and shall include the sidewalks, areaways, parking areas, loading areas, gardens and lawns,

            E. Section 5.l.(g) shall be deleted in its entirety and replaced by the following new Section 5.1.(g):

            (g) "Parcel V" shall mean Parcel V, containing approximately 5.3555 acres, as more particularly shown on that certain subdivision plat entitled "Parcels 'V' & 'W', Block "A" (Being a Resubdivision of the Residue of Parcels J,K, & L, Block "A") Hanson-Palmer Business Park, Kent Election District No. 13, Prince George's County, Maryland", recorded December 9, 2002, among the Plat Records of Prince George's County, Maryland, in Plat Book REP 195, as Plat No. 46.

            F. From and after the Commencement Date, Section 5.2(a) shall be deleted in its entirety and replaced by the following new Section 5.2(a):

            (a) One-twelfth of Tenant's estimated Portion of Common Area Expenses, which estimated Portion shall be calculated on the basis of One Dollar and Seventy Cents ($1.12) per square foot, resulting in a monthly installment of Two Thousand One Hundred Ninety-Four Dollars and Eight Cents ($2,194.08).

            G. From and after the Commencement Date, Section 5.2(b) shall be deleted in its entirety and replaced by the following new Section 5.2(b):

            (b) One-twelfth of Tenant's estimated Portion of Taxes, which estimated Portion shall be calculated on the basis of Eighty Cents (S.80) per square foot, resulting in a monthly installment of One Thousand Five Hundred Seventy Dollars and Sixty-Seven Cents ($1,570.67).

            H. From and after the Commencement Date, Section 5.4 shall be deleted in its entirety and replaced by the following new Section 5.4:

            5.4 The following is a list of the various payments and installments of Basic Annual Rent and additional rent pursuant to this Section
            5.4 as of the Commencement Date. Some of these amounts will change during the Lease Term.

                                         Monthly
                                       Installments              P.S.F.
                                       ------------              ------
Basic Annual Rent (1st lease year)      $23,363.67               $11.90

Monthly Tenant Improvement Payment      $ 3,376.93               $ 1.72

Common Area Expenses(estimate)          $ 3,337.67               $ 1.70

Taxes (estimate)                        $ 1,570.67               $  .80
                                        ----------               ------

    TOTAL                               $31,648.94               $16.12
                                        ==========               ======

            I. The term, the "Project", as defined in Section l.(a), shall be redefined to refer only to the Building, and any references in the Lease to the term, the "Project", where the context denotes the development by Landlord of a building other than the Building (i.e., the anticipated development by Landlord of Building B, prior to the Subdivision and the Transfer, as, for example, in
Section 5.1(a)) shall be nugatory.

      3. Authority. Tenant represents and warrants to Landlord that Tenant is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and qualified to transact business and in good standing in the State of Maryland; that the Lease and this Amendment were approved by all necessary parties, were validly executed by all necessary officers of Tenant, and are and remain binding upon and enforceable against Tenant in accordance with their terms.

      4. Successors and Assigns. The terms, covenants, conditions, and agreements contained in this Amendment shall bind and inure to the benefit of Landlord and Tenant, and their respective successors and permitted assigns.

      5. Governing Law. This Amendment is made in the State of Maryland and shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

      6. Effect of Agreement. From and after the date hereof, the Lease shall be amended and in full force and effect in such respects as are set forth in this Amendment, and all other provisions, terms, conditions and riders of and to the Lease shall in all respects remain as set forth in the Lease, in full force and effect.

                        [SIGNATURES APPEAR ON NEXT PAGE]

      IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this First Amendment of Lease Agreement as of the day and year first above written, intending to be bound as of the Effective Date.

ATTEST:                                FORBES BOULEVARD, LLC

/s/ [ILLEGIBLE]                        By: /s/ Mark D. Knobloch   (SEAL)
---------------------                      --------------------
                                       Name: Mark D. Knobloch
                                       Title: Authorized Signatory
                                                                        Landlord

WITNESS/ATTEST:                        VOCUS, INC.

/s/ [ILLEGIBLE]                        By: /s/ Stephen Vintz   (SEAL)
-------------------                        -----------------
                                       Name: Stephen Vintz
                                       Title: CFO
                                                                          Tenant

STATE OF MARYLAND, SET
CITY/COUNTY OF BALTIMORE, TO WIT:

      I HEREBY CERTIFY that on this 20th day of February, 2003, before me, the subscriber, a Notary Public of the State aforesaid and County/City of Baltimore, personally appeared before me Mark Knobloch, known to me or satisfactorily proven to be the person whose name is subscribed to the foregoing instrument, who acknowledged himself to be the Authorized Signatory of FORBES BOULEVARD, LLC, Landlord, and he acknowledged the foregoing First Amendment of Lease Agreement to be the act and deed of said limited liability company.

      WITNESS my hand and notarial seal.

                                           /s/ [ILLEGIBLE]
                                       ------------------------
                                           Notary Public

My Commission expires: 6/1/05

                        [NOTARIES CONTINUED ON NEXT PAGE]

STATE OF MARYLAND,
CITY/COUNTY OF PRINCE GEORGE'S TO WIT:

      I HEREBY CERTIFY that on this 11 day of February, 2003, before me, the subscriber, a Notary Public of the State aforesaid and County/City of Prince George's, personally appeared before me Stephen Vintz, known to me or satisfactorily proven to be the person whose name is subscribed to the foregoing instrument, who acknowledged herself/himself to be the CFO of VOCUS, INC., Tenant, and she/he acknowledged the foregoing First Amendment of Lease Agreement to be the act and deed of said corporation.

      WITNESS my hand and notarial seal.

                                         /s/ Laura E. Tavacol
                                       ------------------------
                                            Notary Public

My Commission expires: 7/3/06

         LAURA E. TAVACOL
   NOTARY PUBLIC STATE OF MARYLAND
 My Commission Expires July  3, 2006